As filed with the Securities and Exchange Commission on May 16, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TIM HORTONS INC.

(Exact Name of Registrant as Specified in Its Charter)

Canada	98-0641955
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

874 Sinclair Road Oakville, Ontario, Canada	L6K 2Y1
(Address of Principal Executive Offices)	(Zip Code)

TIM HORTONS INC. 2006 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED

(Full Title of the Plan)

Tim Hortons USA Inc.

4150 Tuller Road, Suite 236

Dublin, Ohio 43017

(Name and Address of Agent for Service)

(614) 791-4200

(Telephone Number, including area code, of agent for service)

The Commission is requested to send copies of all communications to:

Jill E. Aebker

Deputy General Counsel and Secretary

Tim Hortons Inc.

874 Sinclair Road

Oakville, ON, Canada

L6K 2Y1

(905) 845-6511

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common shares and associated share purchase rights	1,000,000	$49.46	$49,460,000	$5,742.31

(1)	This Registration Statement also applies to rights under the Registrant’s Shareholders Rights Plan Agreement, which are attached to and tradable with the common shares registered hereby. No registration fees are required for such rights as they will be issued for no additional consideration.
(2)	If, as a result of stock splits, stock dividends, stock distributions or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 shall apply to this Registration Statement.
(3)	Based on the average of the high and low prices of the common shares of Tim Hortons Inc. on the New York Stock Exchange on May 9, 2011, a date within five business days of the filing of this Registration Statement, and estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE PURSUANT TO

GENERAL INSTRUCTION E OF FORM S-8

This Registration Statement on Form S-8 is filed by Tim Hortons Inc. (the “Company”) and relates to 1,000,000 common shares and the associated share purchase rights of the Company that may be acquired by employees under the Company’s 2006 Stock Incentive Plan, as amended and restated (the “Plan”). Two million nine hundred thousand (2,900,000) common shares of the Company have been previously registered for issuance under the Plan on the Company’s Registration Statement on Form S-8 (Registration No. 333-133663 filed on May 1, 2006, as amended by Post-Effective Amendment No. 1 to Registration Statement No. 333-133663 filed on September 28, 2009; collectively, the “Prior Registration Statement”).

We are filing this Registration Statement for the purpose of registering, in accordance with General Instruction E of Form S-8, an additional one million (1,000,000) common shares to be issued under the Registrant’s Plan. Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement.

PART II

Item 8.	Exhibits.

See the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, U.S.A., on May 16, 2011.

TIM HORTONS INC.

By:	/s/ JILL E. AEBKER
Jill E. Aebker
Deputy General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DONALD B. SCHROEDER Donald B. Schroeder	Director, President and Chief Executive Officer (Principal Executive Officer)	May 16, 2011

/s/ CYNTHIA J. DEVINE Cynthia J. Devine	Chief Financial Officer (Principal Financial and Accounting Officer)	May 16, 2011

* Paul D. House	Director and Executive Chairman of the Board	May 16, 2011

* M. Shan Atkins	Director	May 16, 2011

* Michael J. Endres	Director	May 16, 2011

* Moya M. Greene	Director	May 16, 2011

* Frank Iacobucci	Lead Director	May 16, 2011

* John A. Lederer	Director	May 16, 2011

* David H. Lees	Director	May 16, 2011

* Ronald W. Osborne	Director	May 16, 2011

* Wayne C. Sales	Director	May 16, 2011

* Catherine L. Williams	Director	May 16, 2011

*By: /s/ DONALD B. SCHROEDER Donald B. Schroeder Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed below by the undersigned, solely in its capacity as the registrant’s duly authorized representative in the United States, on this 16th day of May, 2011.

TIM HORTONS USA INC.

By:	/s/ JILL E. AEBKER
Jill E. Aebker
Deputy General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Previously	Filed Herewith
		Form	File No.	Exhibit	Filing Date
4(a)	Articles of Incorporation of Tim Hortons Inc., as amended	8-K		3.1	09/28/2009	X

4(b)	By-Law No. 1 of Tim Hortons Inc.	S-4	333-160286*	3.2(1)	08/12/2009	X

4(c)	Shareholder Rights Plan Agreement, dated August 6, 2009, between the Registrant and Computershare Trust Company of Canada, as Rights Agent	S-4	333-160286*	4.2(2)	08/12/2009	X

5.1	Opinion and Consent of Osler, Hoskin & Harcourt LLP						X

10	Tim Hortons Inc. 2006 Stock Incentive Plan, as amended and restated	10-K		10(h)	03/04/2010	X

23(a)	Consent of Independent Registered Public Accounting Firm						X

23(b)	Consent of Osler, Hoskin & Harcourt LLP (contained in Exhibit 5.1)						X

24	Power of Attorney						X

*	Available under the filings of Tim Hortons Inc. (CIK No. 0001467019).
(1)	Annex C to the proxy statement/prospectus that forms a part of such registration statement.
(2)	Annex D to the proxy statement/prospectus that forms a part of such registration statement.